AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is effective as of April 1, 2025 (the “Effective Date”) by and between Inhibrx Biosciences, Inc., a Delaware corporation (the “Company”), and David Matly (“Employee”). The Company and Employee are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”
Recitals
A.    Employee is currently employed by the Company pursuant to the terms of that certain Employment Agreement dated May 30, 2024 (the “Original Agreement”); and
B.     Employee and the Company desire to amend and restate the terms of the Original Agreement as set forth herein, and to have this Agreement become effective as of the Effective Date.
Agreement
In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
1.Roles and Duties. Subject to the terms and conditions of this Agreement, the Company shall employ Employee as its President, reporting to the Company’s Chief Executive Officer. Employee shall have such duties and responsibilities as are reasonably determined by the Chief Executive Officer or the Board of Directors (the “Board”) and are consistent with the duties customarily performed by an executive of a similarly situated company in the United States with a similar position. Employee accepts such employment upon the terms and conditions set forth herein, and agrees to perform such duties and discharge such responsibilities to the best of Employee’s ability. During Employee’s employment, Employee shall devote all of Employee’s business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) performing services for such other companies as the Company may designate or permit; (ii) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder.

2.Term of Employment.

(a)Term. Subject to the terms hereof, Employee’s employment hereunder shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b)Termination. Notwithstanding anything else contained in this Agreement, Employee’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)Death. Immediately upon Employee’s death;

(ii)Termination by the Company.

(A)If because of Employee’s Disability (as defined below in Section 2(c)), written notice by the Company to Employee that Employee’s employment is being terminated as a result of Employee’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(B)If for Cause (as defined below in Section 2(d)), written notice by the Company to Employee that Employee’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company, provided that if prior to the effective date of such termination Employee has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective; or

(C)If by the Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by the Company to Employee that Employee’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice.

(iii)Termination by Employee

(A)If for Good Reason (as defined below in Section 2(e)), written notice by Employee to the Company that Employee is terminating Employee’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if prior to the effective date of such termination the Company has cured the circumstances giving rise to the Good Reason if capable of being cured as provided in Section 2(e), then such termination shall not be effective; or

(B) If without Good Reason, written notice by Employee to the Company that Employee is terminating Employee’s employment, which termination shall be effective no fewer than sixty (60) days after the date of such notice unless waived, in whole or in part, by the Company.

Notwithstanding anything in this Section 2(b), the Company may at any point, under the conditions set forth in Section 2(b)(ii)(B), terminate Employee’s employment for Cause prior to the effective date of any other termination contemplated hereunder; provided that if prior to the effective date of such for-Cause termination Employee has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective.
(c)Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Employee’s incapacity or inability to perform Employee’s duties and responsibilities as contemplated herein by reason of a medically determinable mental or physical impairment for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), which impairment can reasonably be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The determination that Employee is disabled hereunder, if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Employee and the Company, at the Company’s expense, and the determination of such physician shall be final and binding upon both Employee and the Company. Employee hereby consents to such examination and consultation by a physician. The Company will keep all information it receives as a result of such inquiry and determination confidential and will not use it for any purpose other than in connection with exercising its rights under this Agreement.

(d)Definition of “Cause”. As used herein, “Cause” shall mean: (i) Employee’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Employee’s willful failure or refusal to comply with lawful directions of Employee’s supervisor, which failure or refusal continues for more than five (5) business days after written notice is given to Employee, which notice sets forth in reasonable detail the nature of such failure or refusal; (iii) willful and material breach by Employee of a material written Company policy or under this Agreement, provided Employee does not cure such breach witihin five (5) business days after receiving written notice of the alleged breach; or (iv) misconduct by Employee that materially damages the Company or any of its affiliates. Except in the case of (ii) above, it is not necessary that the Company’s finding of Cause occur prior to Employee’s termination of service.

(e)Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) relocation of Employee’s principal business location to a location more than thirty (30) miles from Employee’s then-current business location; (ii) a material diminution in Employee’s duties, authority or responsibilities; (iii) a material reduction in Employee’s Base Salary; or (iv) willful and material breach by the Company of its covenants and/or obligations under this Agreement; provided that, in each of the foregoing clauses (i) through (iv) (A) Employee provides the Company with written notice that Employee intends to terminate Employee’s employment hereunder for one of the grounds set forth in this Section 2(e) within thirty (30) days of such ground occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Employee terminates by written notice Employee’s employment within sixty-five (65) days from the date that Employee provides the notice contemplated by clause (A) of this Section 2(e). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

3.Compensation.

(a)Base Salary. The Company shall pay Employee a base salary (the “Base Salary”) at the annual rate of $601,670. The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Employee participates. The Board or an appropriate committee thereof may, on an annual basis, review the Base Salary, which may be adjusted upward (but not downward) at the Company’s discretion.

(b)Annual Performance Bonus. Employee shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to 45% of Employee’s Base Salary (the “Target Performance Bonus”) in the year to which the Annual Performance Bonus relates; provided that the actual amount of the Annual Performance Bonus may be greater or less than the Target Performance Bonus. The Annual Performance Bonus shall be based on performance and achievement of Company goals and objectives as defined by the Board or Compensation Committee; provided, however, that Company management reserves the right to deny payment of the Annual Performance Bonus if Employee’s performance fails to meet Company expectations. The amount of the Annual Performance Bonus shall be determined by the Board or Compensation Committee in its sole discretion, and shall be paid to Employee no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Employee must be employed by the Company on the date that the Annual Performance Bonus is paid to Employee in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Employee participates.

(c)Paid Time Off. Employee is permitted unlimited discretionary paid time off for vacation and personal leave, (i) provided that this does not negatively impact Employee’s duties to Company (contemplated in Section 1 of this Agreement) in a material manner, (ii) subject to limitations for short and long-term disability, and (iii) to the extent such benefit continues to be extended to other employees of the Company. Employee shall not accrue any paid time off and no such paid time off shall be paid/owed to Employee at the time of termination—regardless of the circumstances of Employee’s termination of employment.

(d)Fringe Benefits. Employee shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Employee understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time (and, to the extent this Agreement conflicts with such terms, the terms of such benefit plans shall govern).

(e)Reimbursement of Expenses. The Company shall reimburse Employee for all ordinary and reasonable out-of-pocket business expenses incurred by Employee in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Employee must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f)Indemnification. Employee shall be entitled to indemnification with respect to Employee’s services provided hereunder pursuant to Delaware law, the terms and conditions of the Company’s certificate of incorporation and/or by-laws, and the Company’s standard indemnification agreement for directors and officers as executed by the Company and Employee. Employee shall be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

(g)Forfeiture/Clawback. All compensation shall be subject to any forfeiture or clawback policy established by the Company generally for senior executives from time to time and any other such policy required by applicable law.

4.Payments Upon Termination.

(a)Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Employee’s Base Salary that has accrued prior to any termination of Employee’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Employee on behalf of the Company prior to any such termination and not yet reimbursed. Employee’s entitlement to any other compensation or benefit under any Company plan shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)Termination by the Company for Cause. If Employee’s employment hereunder is terminated by the Company for Cause, then the Company shall pay the Accrued Obligations to Employee within the time provided by law for terminated employees and the Company shall have no further obligations to Employee under this Agreement.

(c)Termination by Employee Without Good Reason. If Employee’s employment hereunder is terminated by Employee without Good Reason, then the Company shall pay the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year to Employee within the time provided by law and the Company shall have no further obligations to Employee under this Agreement.

(d)Termination as a Result of Employee’s Disability or Death. If Employee’s employment hereunder terminates as a result of Employee’s Disability or death, the Company shall pay to Employee within the time provided by law (i) the Accrued Obligations; (ii) any accrued and unpaid Annual Performance Bonus for the prior fiscal year; and (iii) the Pro Rated Bonus (as defined below) and, shall have no further obligations with respect to any benefit or compensation under this Agreement to Employee hereunder. As used in this Section 4, “Pro Rated Bonus” shall mean an amount in cash equal to the Target Performance Bonus for which Employee would have been eligible with respect to the year in which termination of Employee’s employment occurs multiplied by a fraction, the numerator of which is the number of days during which Employee is employed by the Company during the year of termination and the denominator of which is 365.

(e)Termination by the Company Without Cause or by Employee For Good Reason. In the event that Employee’s employment is terminated by action of the Company without Cause, or Employee terminates Employee’s employment for Good Reason, then, in addition to the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year, Employee shall receive the following, subject to the terms and conditions described in Section 4(g) (including Employee’s execution of the Release (as defined herein)):

(i)Severance Payments. Continuation of payments in an amount equal to Employee’s then-current Base Salary for a twelve (12) month period, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments shall be made at least monthly) (the “Severance Payments”).

(ii)Equity Acceleration. On the date of termination of Employee’s employment, Employee shall become fully vested in any and all equity awards that would have vested during the twelve (12) month period following the termination date.

(iii)Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide Employee medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated employees at the time of Employee’s termination with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the last day of employment (the “COBRA Payment”), until the earlier to occur of: (i) twelve (12) months following Employee’s termination date, or (ii) the date Employee becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Employee’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Employee, the Company shall, in lieu of the COBRA Payment, provide Employee with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Employee is eligible to receive the COBRA Payment. Employee shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide Employee such coverage if Employee fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Employee’s execution without revocation of the Release and return of Company property under Section 6. The Company will commence payment of the Severance Payments and the COBRA Payment on the first payroll date following the date on which the Release required by Section 4(g) becomes effective and non-revocable, provided, that if the 60 day period during which the Release is required to become enforceable and irrevocable crosses a tax year, then the payments will be delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

(f)Termination by the Company Without Cause or by Employee For Good Reason Following a Change of Control. In the event that a Change of Control of the Company (as defined below) occurs and within a period of one (1) year following the Change of Control, or ninety (90) days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a Change of Control, Employee’s employment is terminated without Cause, or Employee terminates Employee’s employment for Good Reason, then, in addition to the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year, Employee shall receive the following, subject to the terms and conditions described in Section 4(g) (including Employee’s execution of the Release):

(i)Lump Sum Severance Payment. Payment of a lump sum amount equal to the sum of (A) eighteen (18) months of Employee’s then-current Base Salary and (B) 1.5 times the Target Performance Bonus for the year in which termination of Employee’s employment occurs, less all customary and required taxes and employment-related deductions (the “Lump Sum Severance Amount”).

(ii) Equity Acceleration. On the date of termination of Employee’s employment, Employee shall become fully vested in any and all equity awards outstanding as of the date of Employee’s termination and this provision shall supersede any option acceleration provision contained in any option agreement outstanding on the Effective Date.

(iii)Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, the Company shall continue to provide Employee medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated employees at the time of Employee’s termination with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the last day of employment, until the earlier to occur of: (i) eighteen (18) months following Employee’s termination date, or (ii) the date Employee becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Employee’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Employee, the Company shall, in lieu of the COBRA Payment, provide Employee with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Employee is eligible to receive the COBRA Payment. Employee shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide Employee such coverage if Employee fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Employee’s execution without revocation of the Release and return of Company property under Section 6. In the event that Employee is eligible for the severance payments and benefits under this Section 4(f), Employee shall not be eligible for any of the severance payments and benefits as provided in Section 4(e). The Company will pay the Lump Sum Severance Amount and will commence payment of the COBRA Payment on the first payroll date following the date on which the Release required by Section 4(g) becomes effective and non-revocable, provided, that if the 60 day period during which the Release is required to become enforceable and irrevocable crosses a tax year, then the payments will delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or the Company’s stockholders approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

or (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

(g)Execution of Release of Claims. The Company shall not be obligated to pay Employee any of the severance payments or benefits described in this Section 4 unless and until Employee has executed (without revocation) a release of claims as described below (the “Release”). The Release shall contain reasonable and customary provisions including a general release of claims against the Company and its affiliated entities and each of their officers, directors and employees as well as provisions concerning non-disparagement, confidentiality, cooperation and the like. The Release must be provided to Employee not later than fifteen (15) days following the effective date of termination of Employee’s employment by the Company and executed by Employee and returned to the Company within sixty (60) days after such effective date. If Employee fails or refuses to return the Release within such 60-day period, Employee’s severance payments and benefits to be paid hereunder shall be forfeited.

(h)No Other Payments or Benefits Owing. Except as expressly set forth herein, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Employee upon termination of Employee’s employment for the reasons set forth above, and Employee shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Employee in the event that Employee brings any claim against the Company relating to the termination of Employee’s employment under this Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Employee to mitigate or to offset compensation earned by Employee in other pursuits after termination of employment, other than as specified herein with respect medical benefits provided by another employer.
5.Proprietary Information. Employee expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of the Company; (b) during the course of Employee’s employment, the Company shall furnish, disclose or make available to Employee confidential and proprietary information and may provide Employee with unique and specialized training; (c) such confidential information and training have been developed and shall be developed by the Company through the expenditure of substantial time, effort and money, and could be used by Employee to compete with the Company; and (d) in the course of Employee’s employment, Employee shall be introduced to customers and others with important relationships to the Company, and any and all “goodwill” created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Employee and any customers of the Company. Employee previously executed the Proprietary Information and Inventions Assignment Agreement attached as Exhibit A as a binding obligation of Employee, enforceable in accordance with its terms.

6.Property and Records. Upon the termination of Employee’s employment hereunder for any reason or for no reason, or if the Company otherwise requests, Employee shall: (a) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Employee’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. Employee may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, Employee understands and agrees that the Company property belongs exclusively to the Company, it should be used for Company business, and Employee has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.

7.Cooperation. During and after Employee’s employment, Employee shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Employee) which relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this section.
8.Code Sections 409A and 280G.

(a)In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:
(i)Any termination of Employee’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to the Company at the time Employee’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(a) shall not cause any forfeiture of benefits on Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs.
(ii)Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Employee’s termination, Employee is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Employee may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Employee under the terms of Section 4.

(b)It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(c)Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Employee acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.
(d)If any payment or benefit Employee would receive under this Agreement, when combined with any other payment or benefit Employee receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Notwithstanding the foregoing, if, prior to the closing of an initial public offering, any Payment can be exempt from the definition of “parachute payment” and the Excise Tax pursuant to the shareholder approval requirements described in Treas. Regs. § 1.280G-1, Q&A 6, the Company will, at the Employee’s election (and subject to the Employee signing an appropriate waiver) seek shareholder approval to exempt such Payment from the definition of “parachute payment” and the Excise Tax.
8.General.
(a)Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.
Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing.
Notices to the Company shall be sent to:
        Inhibrx Biosciences, Inc.
        Attn: Legal Department
        11025 N. Torrey Pines Road, Suite 140
        La Jolla, CA 92037

(b)Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d)Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved. Employee may not assign Employee’s rights and obligations under this Agreement without the prior written consent of the Company.

(e)Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of California without giving effect to the conflict of law principles thereof. The parties have previously entered into a mutual agreement to arbitrate claims attached as Exhibit B hereto.

(f)Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof including any prior agreements between Employee and any predecessor companies or affiliates (including Inhibrx, Inc.), including the Original Agreement. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h)Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INHIBRX BIOSCIENCES, INC. By: /s/ Mark Lappe Name: Mark Lappe Title: CEO

EMPLOYEE By: /s/ David Matly Name: David Matly

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
[Attached]

EXHIBIT A

Inhibrx Biosciences, Inc.
(CALIFORNIA EMPLOYEES)

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

I understand and agree that, as a condition of my employment with Inhibrx Biosciences, Inc. (the “Company”), I have an obligation to maintain the confidentiality of the Company’s Proprietary Information (as described and defined below), while at the same time preserving the confidentiality of any other existing employers or third parties for whom I may perform employment or other services. I have reviewed the agreement below and have had the opportunity to consider the terms thereof and seek legal counsel regarding same.

1.NONDISCLOSURE.

1.1.Recognition of Company's Rights; Nondisclosure. At all times during and after my employment with the Company, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my employment for the Company. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my employment at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in Proprietary Information and recognize that all Proprietary Information is the sole property of the Company and its assigns.

1.2.Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company or such data reflecting or belonging to third parties. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3.Defend Trade Secrets Act Information. I understand that, notwithstanding the foregoing limitations on the disclosure of trade secrets, I may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a proceeding against the Company in connection with my report of a suspected legal violation, I may disclose the trade secret to the attorney representing me and use the trade secret in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

1.4.Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information

(“Third Party Information”) subject to a duty on the Company's part to maintain the confidentiality of this information and to use it only for certain limited purposes. During and after my employment, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my employment with the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.5.No Improper Use of Information of Existing or Prior Employers and Others. During my employment, I will not improperly use or disclose any confidential information or trade secrets, if any, of any existing or former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any existing or former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. I represent and warrant that I have returned all property and confidential information (other than my personal compensation and benefits information) belonging to all prior employers.

2. ASSIGNMENT OF INVENTIONS.

2.1.Proprietary Rights. The term “Proprietary Rights” means all trade secret, patent, copyright, mask work, moral rights and all other intellectual property and industrial rights throughout the world.

2.2.Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment for the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A-1 (Previous Inventions) attached to this Agreement a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list these Prior Inventions in Exhibit A-1 but am only to disclose a cursory name for each invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to the inventions has not been made for that reason. A space is provided on Exhibit A-1 for this purpose. If no disclosure is attached, I represent and warrant that there are no Prior Inventions. If, in the course of my employment for the Company, I incorporate a Prior Invention into a Company product, process or machine, I hereby grant the Company, and the Company has and will have, a nonexclusive, royalty-free, fully paid up, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, have modified, use, have used, sell and have sold the Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 2.3 below) without the Company's prior written consent.

2.3.Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any Inventions or Proprietary Rights are first conceived, developed, reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), free and clear of all liens and encumbrances, whether or not patentable or registrable under copyright, patent or similar statutes, developed, made, conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” To the extent I have any rights in any Company Inventions that cannot be so assigned, including without limitation any moral rights, I unconditionally and irrevocably waive all such rights.

2.4.I understand that if I perform services for the Company in California, this Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”), or any similar statute or common law decision in my state of residence. I have reviewed the notification on Exhibit A-2 (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5.Obligation to Keep Company Informed. During my employment, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others and I will promptly disclose to the Company all patent applications filed by me or on my behalf.

2.6.Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7.Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment for the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8.Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver documents and perform other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing Proprietary Rights and the assignment of Proprietary Rights. In addition, I will execute, verify and deliver assignments of Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on the assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights I assign to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during my employment for the Company. These records will be available to and remain the sole property of the Company at all times.

4. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and employment with the Company does not and will not breach any other agreement to keep in confidence information acquired by me. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

5. RETURN OF COMPANY DOCUMENTS. When my employment with the Company terminates, I will deliver to the Company, and I will not retain, any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

6. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7. NOTICES. Any notices required or permitted under this Agreement must be given to the appropriate party at the address specified below or at another address as the party may specify. The notice will be deemed given upon personal delivery to the appropriate address, upon confirmation of receipt if by overnight courier/mail or facsimile, or if sent by certified or registered mail, on the date of confirmed delivery of the mailing.

8. GENERAL PROVISIONS.

8.1.Governing Law. This Agreement must be governed by and construed according to the laws of the State of California, irrespective of choice of law rules.

8.2.Severability. In case one (1) or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained in this Agreement. If one (1) or more of the provisions contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law at the time.

8.3.Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

8.4.Survival. The provisions of this Agreement will survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

8.5.Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.6.Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement will not be construed against any party by reason of the drafting or preparation of this Agreement.

8.7.Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A-1 TO THIS AGREEMENT.

Dated:	5/28/2025

/s/ David Matly
David Matly

Exhibit A-1

TO:        Inhibrx Biosciences, Inc.
FROM:    David Matly
DATE:        Start Date
SUBJECT:    Previous Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment for Inhibrx Biosciences, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company, and there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

☒	No inventions or improvements.
☐	See below:

☐	Additional sheets attached.

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

☐	Additional sheets attached.

Exhibit A-2

LIMITED EXCLUSION NOTIFICATION
(FOR CALIFORNIA EMPLOYEES)

This is to notify you (if you perform services for the Company in California) in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Inhibrx Biosciences, Inc. (the “Company”) does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1.Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

2.Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to the patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

By:
/s/ David Matly
David Matly

Date:	5/28/2024

EXHIBIT B
MUTUAL ARBITRATION AGREEMENT
(CALIFORNIA)
[Attached]
A-1

EXHIBIT B

MUTUAL ARBITRATION AGREEMENT
(CALIFORNIA)

Please Read Carefully – By Signing This Document You Give Up Certain Legal Rights

Inhibrx Biosciences, Inc. (the “Company”) and the undersigned employee (“Employee”) have entered into this Mutual Agreement to Arbitrate Claims (“Agreement”) in order to establish and gain the benefits of a timely, impartial, and cost-effective dispute resolution procedure. Employee understands that any reference in this Agreement to the Company will also be a reference to the Company, its officers and directors and employees, its Parents and subsidiaries (and any officers, directors and employees of such entities), and any and all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

1.Claims Covered by the Agreement: The Company and Employee mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) arising out of Employee’s employment (or termination) that the Company may have against Employee or that Employee may have against the Company or its officers, directors, employees, or agents. Final and binding arbitration shall provide the sole and exclusive remedy and forum for all such claims. The claims covered by this Agreement include, but are not limited to: (i) claims for discrimination or harassment on the basis of ancestry, age, color, marital status, medical condition, physical or mental disability, national origin, race, religion, sex, pregnancy, sexual orientation, or any other characteristic protected by applicable law (except as otherwise prohibited under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act); (ii) claims for retaliation; (iii) claims for breach of any contract or covenant (express or implied); (iv) claims for wages or other compensation due; (v) claims for benefits (except where an employee benefit or pension plan specifies that its claim procedure shall culminate in a resolution procedure different from this one); (vi) claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance now in existence, or hereinafter enacted, and amended from time to time; and (vii) any tort claims (including, but not limited to, negligent or intentional injury, defamation, and termination of employment in violation of public policy).

2.Waiver of Right to Court or Jury Trial and for Class Action Relief: The Company and Employee agree to give up their respective rights to have the above-mentioned claims decided in a court of law before a judge or jury or by administrative proceeding, and instead are accepting and agreeing to the use of final and binding arbitration. The sole exception to the foregoing (for California-based employees) is a hearing before the California Labor Commissioner on a claim for unpaid wages; however, any subsequent proceeding resulting from such a hearing that would otherwise be heard in a court of law, including any challenge or appeal of a decision rendered in such hearing, is subject to this Agreement and must be arbitrated. Employee also agrees and understands that Employee waives any right to bring claims as a class representative, or as a member of a collective action, and that any claims that Employee may bring must be brought solely in the Employee’s individual capacity.

3.Claims Not Covered by the Agreement: This Agreement does not cover: (i) claims by Employee for workers’ compensation or unemployment insurance (an exclusive government-created remedy exists for these claims); (ii) claims for unpaid compensation or benefits solely within the jurisdiction of the California Department of Labor Standards Enforcement; (iii) claims for representative relief under the California Private Attorneys General Act, the determination of which as to whether the Employee is an aggrieved party must be made in the first instance in an individual arbitration and the individual signatory hereto expressly agrees not to commence any representative action until such determination is first made in arbitration and consents to a stay of any underlying court action until the arbitration is complete; and (iv) claims which even in the absence of the Agreement could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law. Nothing in this Agreement precludes either party from filing a charge or complaint with any state or federal administrative agency that prosecutes a claim on behalf of the government, for purposes of assisting or cooperating with such agency in its investigation or prosecution of charges or complaints. However, the parties waive their right to any remedy or relief as a result of such charges or complaints brought by such prosecuting agencies, to the extent that is permissible under law.

4.Notice of Claims and Statute of Limitations: All disputes between Employee and the Company (and its parents, affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating to Employee’s services with the Company or this Agreement, will be resolved by final and binding arbitration to the fullest extent permitted by law. Except as otherwise provided in this Agreement, the arbitration provisions are to apply to the resolution of disputes that otherwise would not be resolved in a court of law. All disputes must be brought within the applicable statute of limitations established by law.

5.Arbitration Procedures: The arbitration will be conducted in accordance with the then-existing JAMS Employment Arbitration Rules & Procedures, and as augmented in this Agreement. Arbitration will be initiated as provided by the JAMS Employment Rules. JAMS Employment Rules can be found at jamsadr.com/rules-employment-arbitration. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party will initiate or prosecute any lawsuit or administrative action in any way related to any applicable dispute or claim, except as set forth in this Agreement. All disputes or claims subject to arbitration will be decided by a single arbitrator. The arbitrator will be selected by mutual agreement of the parties within 30 days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party will notify JAMS and request selection of an arbitrator in accordance with the JAMS Employment Rules or other applicable JAMS rules. The arbitrator will only have authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted, and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved party. All other aspects of the arbitrator’s ruling will be final.

6.Arbitration Decision: Within thirty (30) days of the close of the arbitration hearing, or at such other time as determined by the arbitrator, any party will have the right to prepare, serve on the other party, and file with the Arbitrator a brief. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, all proceedings and all documents prepared in connection with any arbitration will be confidential and the arbitration subject matter will not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court will, to the extent allowed by law, be filed under seal. The parties will stipulate to all arbitration and court orders necessary to effectuate these confidentiality provisions. A court of competent jurisdiction will have the authority to enter a judgment upon the award made pursuant to the arbitration or applicable arbitration appeal.

7.Place of Arbitration: All arbitration proceedings will be conducted at a JAMS office located nearest to the location where the Employee was performing services for the Company.

8.Representation / Attorneys’ Fees: Each party may be represented in the arbitration by an attorney or other representative selected by the party. Each party shall be responsible for its own
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attorneys’ or representatives’ fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party in accordance with applicable law.

9.Discovery and Information Exchange: At least thirty (30) days before the arbitration, the parties shall exchange lists of witnesses, including any experts, as well as copies of all exhibits intended to be used at the hearing. The arbitrator shall have discretion to order earlier and additional pre-hearing exchange of information. The parties may engage in any method of discovery as outlined in the Federal Rules of Civil Procedure (exclusive of Rule 26(a)). Such discovery includes discovery sufficient to arbitrate adequately a claim, including access to essential and relevant documents and witnesses and the parties expressly empower the arbitrator to issue third-party document and deposition subpoenas. Discovery disputes are subject to the Federal Rules of Evidence and the Federal Rules of Civil Procedure.

10.Subpoenas: Each party shall have the right to subpoena witnesses and documents for the arbitration.

11.Injunctive Relief: The provisions of California Code of Civil Procedure §1281.8 regarding injunctive relief and other provisional remedies shall apply to any dispute between the parties covered by this agreement (to the extent this agreement is executed by a California-based employee).

12.Arbitrator Fees and Costs: If Employee initiates the arbitration, the Company will bear the cost of the arbitrator and the administrative fees associated with the arbitration proceeding. However, the Employee will be responsible for the portion of the initial filing fee equivalent to the cost of a filing fee in a California Superior Court to initiate an action.

13.Federal Arbitration Act. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Section 1-14) and will be construed and governed accordingly. Questions of arbitrability (that is whether an issue is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.

14.Consideration: The Company’s offer of employment to Employee, or continued employment of Employee, and the mutual promises of the Company and Employee to arbitrate claims covered by this Agreement rather than to litigate them, provide good and sufficient consideration for this Agreement.

15.Construction: Should any part of this Agreement be found to be unenforceable, such portion shall be severed from the Agreement, and the remaining portions shall continue to be enforceable.

16.Sole and Entire Agreement: This Agreement expresses the entire Agreement of the parties concerning the subject matter hereof and there are no other agreements, oral or written, concerning arbitration, except as provided herein. This Agreement is not, and shall not be construed to create any contract of employment, express or implied.

17.Requirements for Modification or Revocation: This Agreement to arbitrate shall survive the termination of Employee’s employment. It can only be revoked or modified by a writing signed by the Company and Employee, which specifically states an intent to revoke or modify this Agreement.

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18.Feedback. The Company desires this Agreement to be as clear and as straightforward as possible given the important subject matter. If Employee has any questions about this Agreement or has any suggestions on how the Company can modify it to improve Employee’s or Employee’s colleagues’ understanding of its terms, Employee should contact Employee’s supervisor or any manager or authorized Company officer at any time.

Employee may request changes to this Agreement before Employee signs it. Please bring any such requested changes to the attention of the Company before signing it.

By signing below, Employee represents:

•I have carefully read this agreement, I understand its terms and I agree that all changes I have requested (if any) have been made to this Agreement.
•I have been given the opportunity to consult with legal counsel about this Agreement.
•I have been given sufficient time to read and understand this Agreement before signing it.

/s/ David Matly		5/28/2024
David Matly		Date

Inhibrx Biosciences, Inc.

By:	/s/ Mark Lappe	5/30/2024
Mark Lappe		Date
CEO

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